    NEWS RELEASE

Denbury Announces Full Year 2023 Outlook, Including Capital Plan and Production Guidance

Accelerating capital expenditures focused on executing CCUS strategy

PLANO, Texas – February 23, 2023 – Denbury Inc. (NYSE: DEN) (“Denbury” or “the Company”) today announced its 2023 capital budget range for oil and natural gas development of $350 million to $370 million, and for carbon capture, utilization, and storage (“CCUS”) capital expenditures of $140 million to $160 million. At the combined midpoint of $510 million (excluding capitalized interest and equity investments), planned capital expenditures are up 19% from 2022, with the increase driven entirely by the CCUS business as the Company plans to enhance its spending on the development of dedicated CO2 storage sites and prepare for expansion of its CO2 pipeline infrastructure.

Chris Kendall, Denbury’s President and Chief Executive Officer, commented, “Our 2023 capital program furthers our strategy to build a world-class CCUS network, unparalleled both in scale and reliability, that delivers transformational growth for our shareholders. In the oil & gas business, we are continuing to invest in strong return projects, and we eagerly await expected production from Phase 1 of the CCA CO2 flood in the second half of the year. CCA is a very strategic project for Denbury as we expect it to increase the scale of our carbon-negative oil operations, deliver meaningful production growth next year, and provide the foundation for sustainable production and cash flows for many years to come. In addition, we are significantly ramping our CCUS investments to expand our infrastructure network and our dedicated CO2 storage portfolio as we target providing the industry’s most efficient and reliable CO2 takeaway service.”

OIL AND GAS CAPITAL TARGETING FIRST CCA EOR RESPONSE IN 2H 2023

Oil and gas capital expenditures of $360 million at the midpoint of the Company’s annual range for 2023 are comprised of $145 million for continuation of the Cedar Creek Anticline (“CCA”) enhanced oil recovery (“EOR”) development (including $15 million for capitalized pre-production CO2) and $215 million for other tertiary and non-tertiary oil-focused development projects, capitalized internal costs and CO2 sources.

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2023 CCA capital activities include the construction of the initial four CO2 recycle facilities, conversion of existing production wells to handle CO2 arrival and associated oil response, as well as continuing installation of the phase 1 infield flowline network. In addition, to support Phase 2 CCA development, the Company intends to commission a CO2 injection pilot in the Pennel field targeting the Interlake formation, including the construction of a CO2 recycle facility at Pennel.

Other oil and gas development projects include expansions of existing EOR recovery projects in the Gulf Coast region, such as targeting new horizons at Eucutta and Phase 2 of the Rodessa development at Soso in Mississippi, as well as an infill drilling program at Delhi in Louisiana and conventional horizontal drilling programs at both Conroe and Webster in Texas. In the Rocky Mountain region, Denbury intends to drill an additional Mission Canyon horizontal in the Cabin Creek area of CCA, expand CO2 injection at Grieve, develop a new EOR phase in the Salt Creek field, and increase CO2 injection into the Beaver Creek E/F development.

Excluded from the Company’s planned development capital expenditures, Denbury anticipates spending approximately $36 million on its proactive asset retirement program in 2023, which is comparable to the amount spent in 2022.

Based on the Company’s projections as further detailed in its 2023 guidance, including estimated capital, costs and production, Denbury anticipates its 2023 operating cash flows, excluding working capital changes, will meet or exceed its combined capital expenditures and planned asset retirement obligation activities assuming average West Texas Intermediate (“WTI”) oil prices of approximately $75 per barrel in 2023.

CCUS CAPITAL EXPENDITURES EXPANDING FIRST-MOVER ADVANTAGE

Denbury’s 2023 CCUS development plan to spend $150 million at the midpoint of the range is up $85 million from 2022. 2023 capital expenditures will be focused on expanding the Company’s CO2 transportation and dedicated storage network by adding strategically-located sequestration sites to its portfolio, expanding existing sequestration sites with nearby leasing, and drilling a number of stratigraphic test wells. In addition, Denbury expects to acquire additional rights of way and long-lead

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items for CO2 pipeline connections to sequestration sites and industrial customers. Excluded from the capital budget amount are equity investments that Denbury may make from time to time to increase the scale of its CCUS operations.

2023 PRODUCTION VOLUMES UP FROM 2022

Oil and natural gas sales volumes for 2023 are anticipated to average between 46,000 and 49,000 barrels of oil equivalent (“BOE”) per day, with 97% of the volumes expected to be oil. The midpoint of the 2023 production range is up approximately 1.5% from 2022, primarily due to the anticipated commencement of production from the CCA EOR development in the second half of 2023.

COST OUTLOOK

Lease operating expense (“LOE”) is estimated to range between $29 and $31 per BOE during 2023, slightly higher than in 2022 primarily due to higher expected CO2 costs. LOE per BOE in 2023 will be impacted by a CO2 pricing change under a legacy purchase agreement which increases due to the expiration of prior 45Q incentives, as well as by CO2 costs at the CCA EOR flood, as CO2 costs beginning with first production response are treated as LOE rather than capitalized pre-production.

G&A costs are expected to range between $90 and $105 million for 2023, higher than 2022 due to increasing employee headcount, primarily as the Company expands its CCUS business, and the cumulative expense for long-term equity incentive awards, with 2023 being the third full year of expense following emergence.

Depletion, depreciation, and amortization (“DD&A”) is expected to average between $9.75 and $10.25 per BOE in 2023, with the largest driver of the increase from 2022 being the expected impact from booking initial reserves at CCA EOR during 2023, which is estimated to be at a higher cost per barrel than the Company’s current DD&A rate.

Additional detailed guidance is included in the Company’s supplemental materials for our 2023 Outlook which will be posted to the Denbury website before market open today.

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WEBCAST INFORMATION

Denbury management will host a webcast to review and discuss fourth quarter and full-year 2022 financial and operating results, as well as its outlook, capital plan and production guidance for 2023, today, Thursday, February 23, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time). Additionally, Denbury will post supporting materials on its website before market open today. The presentation webcast will be available, both live and for replay, on the Investors page of the Company’s website at www.denbury.com.

ABOUT DENBURY

Denbury is an independent energy company with operations and assets focused on Carbon Capture, Use, and Storage (CCUS) and Enhanced Oil Recovery (EOR) in the Gulf Coast and Rocky Mountain regions. For over two decades, the Company has maintained a unique strategic focus on utilizing CO2 in its EOR operations and since 2012 has also been active in CCUS through the injection of captured industrial-sourced CO2. The Company currently injects over four million tons of captured industrial-sourced CO2 annually, with an objective to fully offset its Scope 1, 2, and 3 CO2 emissions by 2030, primarily through increasing the amount of captured industrial-sourced CO2 used in its operations. For more information about Denbury, visit www.denbury.com.

This press release contains forward-looking statements that involve risks and uncertainties, including estimates of 2023 capital expenditures and production levels, along with estimates of 2023 levels of certain expenses. These estimates are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, their achievement are subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. In addition, any forward-looking statements represent estimates only as of today and should not be relied upon as representing its estimates as of any future date. We assume no obligation to update these forward-looking statements.

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DENBURY IR CONTACTS:
Brad Whitmarsh, 972.673.2020, brad.whitmarsh@denbury.com
Beth Palmer, 972.673.2554, beth.palmer@denbury.com

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